EVWERS & COMPANY, CPA'S LLC
Certified Public Accountants & Consultants
4571 Highway 54, suite A
Osage Beach, Missouri 65065
#573-348-4141  Fax- 573-348-0989


April 16, 2001

Mr. Steve Wells
Twistee Treat Corporation

Dear Steve:

Based on our conversation, I would suggest you have an extension filed for the 10Q. As you are aware some question have arisen during the compilation that requires additional time to research in order to prepare accurate financial statements.

Let me know if you have any questions.

Sincerly,

/s/ Eldon H. Becker
    ---------------
    Eldon H. Becker, CPA